Filed pursuant to Rule 424(b)(3)
SEC File No. 333-264305

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 22, 2022)

6,435,548,000 Ordinary Shares

Represented by 16,088,870 American Depositary Shares

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of April 22, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-264305). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K furnished with the Securities and Exchange Commission (the “SEC”) on June 13, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On June 10, 2022, the closing price for our ADSs on the Nasdaq Capital Market was $0.4680 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2022 (No. 2)

Commission File Number 001-37846

QUOIN PHARMACEUTICALS LTD.

(Translation of registrant’s name into English)

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv, 6701101

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F    ☒   Form 40-F   ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

On June 10, 2022, Quoin Pharmaceuticals Ltd. (the “Company”) received a letter from the Listing Qualifications staff of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that the closing bid price per American Depositary Share (“ADS”) representing 400 ordinary shares of the Company was below the required minimum of $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirements set forth in Nasdaq Rule 5550(a)(2). Pursuant to Nasdaq Rule 5810(c)(3)(A), the Company has a period of one hundred eighty (180) calendar days, or until December 7, 2022 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per ADS is at least $1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed. In the event the Company does not regain compliance by December 7, 2022, the Company may be eligible for an additional 180 calendar day grace period. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held ADSs and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period.

As previously reported, on April 22, 2022, the Company received a letter from the Listing Qualifications staff of Nasdaq notifying the Company that it was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. In accordance with Nasdaq Rule 5810(c)(2)(A), within 45 calendar days of receiving this notice, the Company submitted a plan to regain compliance to Nasdaq. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the letter to evidence compliance.

Although Nasdaq notification letters described above have no immediate effect on the Company's listing on the Nasdaq Capital Market, and the Company is working on implementing plans to regain compliance with Nasdaq listing standards, there can be no assurance that the Company will be able to regain compliance with Nasdaq’s minimum stockholders’ equity requirement or minimum bid-price requirement for continued listing.

The information in this Form 6-K shall be incorporated by reference into the Company’s registration statements on Form S-8 (Registration Nos. 333-214817, 333-220015, 333-225003 and 333-232230) and on Form F-3 (Registration Nos. 333-219614 and 333-229083).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 13, 2022	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Gordon Dunn
	Name:	Gordon Dunn
	Title:	Chief Financial Officer